UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 13, 2016 (January 8, 2016)

MARRONE BIO INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36030	20-5137161
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1540 Drew Avenue, Davis, CA	95618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 750-2800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 8, 2016, Marrone Bio Innovations, Inc. (the “Company”) received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that for the preceding 30 consecutive business days, the Company’s Market Value of Listed Securities (“MVLS”) had closed below the minimum $50,000,000 requirement for continued listing on The Nasdaq Global Market, set forth in Nasdaq Listing Rule 5450(b)(2)(A).

In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company has a grace period of 180 calendar days, or until July 6, 2016, to regain compliance with Nasdaq Listing Rule 5450(b)(2)(A). Compliance can be achieved automatically and without further action if the Company’s MVLS closes at $50,000,000 or more for at least 10 consecutive business days at any time during the 180-day grace period. At the expiration of the 180-day grace period the Company may request a hearing to remain on the Nasdaq Global Market.

If the Company does not regain compliance or is not granted a hearing by July 6, 2016, Nasdaq will notify the Company that its common stock will be subject to delisting. Alternatively, if the Company does not regain compliance by July 6, 2016, it may transfer the listing of its common stock to the Nasdaq Capital Market, provided that the Company meets the applicable requirements for continued listing on the Nasdaq Capital Market based on the Company’s public filings and market information at that time.

Item 8.01. Other Events.

On January 5, 2016, the Company disclosed that in connection with the Company’s January 4, 2016 appointment of Michael H. Benoff to the Company’s board of directors and its audit committee, the Company now satisfies the requirement to have three independent directors on the audit committee now in compliance under Nasdaq Listing Rule 5605(c)(2)(A). On January 7, 2016, the Company received a letter from Nasdaq confirming the Company’s compliance with Nasdaq Listing Rule 5605(c)(2)(A).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRONE BIO INNOVATIONS, INC.

Dated: January 13, 2016	By:	/s/ Linda V. Moore
Linda V. Moore
Vice President, General Counsel and Secretary